Exhibit 99.1

Company Contact:
Sal Quadrino, CFO
212-979-8228
squadrino@hmna.com

PRESS RELEASE

Helios & Matheson Reports Receipt of Letter from
NASDAQ on Continued Listing Standards

NEW YORK, New York, February 4, 2010 – Helios & Matheson North America Inc. (the “Company” or “Helios & Matheson”) (Nasdaq Capital Market: HMNA), an IT and Business Process Outsourcing (“BPO”) services provider to Fortune 1000 Companies and other large organizations, reported that it received a letter, dated February 1, 2010, from The NASDAQ Stock Market (“NASDAQ”) stating that, based on the closing bid price of the Company’s listed securities for the last 30 consecutive business days, a deficiency exists with regard to NASDAQ Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share.

Pursuant to the Listing Rules, NASDAQ has communicated to the Company that it has a grace period of 180 calendar days from February 1, 2010 to regain compliance with the $1.00 minimum bid price requirement. In order to regain compliance, the bid price must close at $1.00 or more for a minimum of 10 consecutive business days during the 180 day grace period.

About Helios & Matheson North America Inc.

Helios & Matheson has built a reputation for cutting-edge IT and Business Process Outsourcing solutions that is exemplified by its impressive roster of Fortune 1000 customers and other large organizations. The Company focuses on a business-oriented, value-added approach to its end-to-end, IT services and business process outsourcing solutions, which include staffing, projects and outsourcing. For over 20 years, the Company has provided complete project life-cycle services in the areas of business intelligence, custom application development, support and maintenance, data supply chain, collaboration, quality assurance, project and application portfolio management, and other specific vertical solutions. The Company has offices in New York City, Clark, New Jersey, Chelmsford, Massachusetts and Bangalore, India. More information about the Company can be found at its web site at www.hmna.com.

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts are “forward-looking statements” that involve uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, Helios & Matheson North America’s ability to scale its existing and any new businesses. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. The important factors on which such statements are based, include but are not limited to, assumptions concerning the magnitude of the ongoing economic crisis, including its impact on the Company’s customers, demand trends in the information technology industry and the continuing needs of current and prospective customers for the Company’s services. For a more complete description of the risks that apply to the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission. The Company’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.